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                                                                    EXHIBIT 2(c)

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


              AMENDMENT (the "Amendment"), dated as of October 23, 1996, to the Agreement and Plan of Merger, dated as of August 11, 1996 (the "Merger Agreement"), by and among Houston Industries Incorporated, a Texas corporation ("HII"), Houston Lighting & Power Company, a Texas corporation and wholly owned subsidiary of HII ("HL&P"), HI Merger, Inc., a Delaware corporation and direct wholly owned subsidiary of HII ("Merger Sub"), and NorAm Energy Corp., a Delaware corporation ("NorAm").

              WHEREAS, HII, HL&P, Merger Sub and NorAm have agreed to amend the Merger Agreement; and

              WHEREAS, the respective Boards of Directors of HII, HL&P, Merger Sub and NorAm have approved and adopted this Amendment.

              NOW, THEREFORE, the parties agree as follows:

SECTION 1.    Amendment of the Merger Agreement.

              (a) Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

              "(c)   Exchange of HII Common Stock.  Each share of HII Common
       Stock issued and outstanding immediately prior to the HII/HL&P Merger Effective Time (other than shares to be canceled in accordance with
       Section 2.1(b)) shall be converted into one share of common stock, no par value, of HII/HL&P Merger Surviving Corporation ("HL&P Common Stock"), together with the corresponding number of associated rights ("HL&P Stock Purchase Rights") to purchase one one-thousandth of a share of Series A Preference Stock, without par value, of HII/HL&P Merger Surviving Corporation pursuant to an Amended and Restated Rights Agreement between the HII/HL&P Merger Surviving Corporation and Texas Commerce Bank National Association, as Rights Agent (the "HL&P Rights Agreement"). The HII Rights Agreement shall be amended and restated to become the HL&P Rights Agreement and shall provide for (i) the HII Stock Purchase Rights to be converted into HL&P Stock Purchase Rights and (ii) the HL&P Stock Purchase Rights to attach to shares of HL&P Common Stock issued as consideration in the NorAm Merger, and to make such other changes as HL&P determines are appropriate. All references in this Agreement to the HL&P Common Stock to be received pursuant to the Mergers shall be deemed to include the associated HL&P Stock Purchase Rights. All such shares of HII Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of HL&P Common Stock."
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              (b)    Section 2.2(f) of the Merger Agreement is hereby amended
and restated in its entirety to read as follows:

              "(f)   NorAm Convertible Debentures.  HL&P shall agree to be
       bound by the conversion provisions of NorAm's 6% Convertible Subordinated Debentures due 2012 (the "NorAm Convertible Debentures"), such that following the Effective Time, each outstanding NorAm Convertible Debenture will be convertible into the amount of Stock Consideration (and cash in lieu of fractional shares of HL&P Common Stock) and Cash Consideration which the holder thereof would have had the right to receive after the Effective Time if such NorAm Convertible Debenture had been converted immediately prior to the Effective Time and the holder thereof had made the Stock Election and received the Stock Consideration with respect to 50% of the shares of NorAm Common Stock issuable upon such conversion of the holder's NorAm Convertible Debentures and made the Cash Election and received the Cash Consideration with respect to the remaining 50% of such NorAm Common Stock."

              (c) Section 2.2(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

              "(g)   NorAm Convertible Junior Debentures.  HL&P shall agree to
       be bound by the conversion provisions of NorAm's 6 1/4% Convertible Junior Subordinated Debentures (the "NorAm Convertible Junior Debentures"), such that following the Effective Time, each outstanding NorAm Convertible Junior Debenture will be convertible into the amount of Stock Consideration (and cash in lieu of fractional shares of HL&P Common Stock) and Cash Consideration which the holder thereof would have had the right to receive after the Effective Time if such NorAm Convertible Junior Debenture had been converted immediately prior to the Effective Time and the holder thereof had made the Stock Election and received the Stock Consideration with respect to 50% of the shares of NorAm Common Stock issuable upon such conversion of the holder's NorAm Convertible Junior Debentures and made the Cash Election and received the Cash Consideration with respect to the remaining 50% of such NorAm Common Stock."

              (d) Section 2.3(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

              "(c)   Exchange Procedures.  Upon surrender of a certificate or
       certificates which, immediately prior to the Effective Time, represented outstanding shares of NorAm Common Stock (the "Certificates") for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HL&P, together with a properly completed, signed and submitted Form of Election (as hereinafter defined), and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HL&P Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional shares of HL&P Common Stock as contemplated by Section 2.3(f) if such holder is entitled to receive the Stock Consideration, or cash, in an amount equal to the Cash Consideration, if such holder is entitled to receive the Cash Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of NorAm Common Stock which is not registered in the transfer records of NorAm, a certificate representing the




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       appropriate number of shares of HL&P Common Stock may be issued to a transferee if the Certificate representing such NorAm Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the HL&P Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto."

              (e) Section 2.4(b) of the Merger Agreement is hereby amended by adding the following to the end of Section 2.4(b):

       "If the number of shares of NorAm Common Stock to which Cash Elections have been made is greater than or equal to the Cash Election Number, then no Non-Election Shares shall be deemed to be Cash Election Shares. If the number of shares of NorAm Common Stock to which Stock Elections have been made is greater than or equal to the Stock Election Number, then no Non-Election Shares shall be deemed to be Stock Election
       Shares. If the number of shares of NorAm Common Stock to which Cash Elections have been made is less than the Cash Election Number, then a number of Non-Election Shares equal to the difference between the Cash Election Number and the number of shares of NorAm Common Stock to which Cash Elections have been made (but no more than such number) shall be deemed to be Cash Election Shares. If the number of shares of NorAm Common Stock to which Stock Elections have been made is less than the Stock Election Number, then a number of Non-Election Shares equal to the difference between the Stock Election Number and the number of shares of NorAm Common Stock to which Stock Elections have been made (but no more than such number) shall be deemed to be Stock Election Shares. "

              (f) Section 2.4(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

              "(c)   Procedure for Elections.  Elections pursuant to Section
       2.4(b) shall be made on a Form of Election and Letter of Transmittal to be mutually agreed upon by NorAm and HL&P (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of NorAm Common Stock at least 20 business days prior to the Closing Date (which date shall be publicly announced by HL&P as soon as practicable but in no event less than five Trading Days prior to the Closing Date). Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be
       (i) properly completed, signed and submitted to the Exchange Agent at its designated office by 5:00 p.m. on the business day that is the Trading Day immediately prior to the Closing Date (the "Election Deadline") and (ii) accompanied by the Certificates as to which the election is being made (or by an appropriate guarantee of delivery of such Certificates by a trust company organized in the United States or a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., provided such Certificates are in fact delivered to the Exchange Agent no later than 5:00 p.m. on the fourth business day after the Election Deadline).
       NorAm shall use its best efforts





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       to make a Form of Election available to all persons who become holders of record of NorAm Common Stock between the date of mailing the Form of Election described in the first sentence of this Section 2.4(c) and the Election Deadline. HL&P shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of HL&P (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither HL&P nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of NorAm Common Stock that does not submit (i) a properly completed Form of Election and
       (ii) either (x) the Certificates as to which the election is made or (y) an appropriate guarantee of delivery of such Certificates prior to the Election Deadline shall be deemed to have made a Non-Election."

              (g) Exhibit A to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

               "Amendments to Restated Articles of Incorporation
                                       of
                        Houston Lighting & Power Company

              The following amendments to the Restated Articles of Incorporation of HL&P will be made, subject to shareholder approval, at the HII/HL&P Merger Effective Time or the Alternative Merger Effective Time, as the case may be, in order to (i) change the name of the HII/HL&P Merger Surviving Corporation or the Alternative Merger Surviving Corporation, as the case may be, (ii) change the authorized capital stock of the HII/HL&P Merger Surviving Corporation or the Alternative Merger Surviving Corporation, as the case may be, and (iii) change the terms of the common stock of the HII/HL&P Merger Surviving Corporation or the Alternative Merger Surviving Corporation, as the case may be.

              FIRST: The first amendment alters or changes Article I of the Restated Articles of Incorporation and the full text of such altered article is as follows:

              "The name of this corporation is 'Houston Industries
Incorporated.'"

              SECOND: The second amendment alters or changes the first paragraph of Article VI of the Restated Articles of Incorporation and the full text of such altered paragraph is as follows:

              "The number of shares of the total authorized capital stock of the Company is 720,000,000 shares, of which 10,000,000 shares are classified as Preferred Stock, without par value, 10,000,000 shares are classified as Preference Stock, without par value, and the balance of 700,000,000 shares are classified as Common Stock, without par value."

              THIRD: The third amendment alters or changes "Division D--Common Stock" of Article VI of the Restated Articles of Incorporation and the full text of such altered division is as follows:





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              "1.    Dividends.  Dividends may be paid on the Common Stock, as
the Board of Directors shall from time to time determine, out of any assets of the Company available for such dividends after full cumulative dividends on all outstanding shares of capital stock of all series ranking senior to the Common Stock in respect of dividends and liquidation rights (referred to in this Division D as "stock ranking senior to the Common Stock") have been paid, or declared and a sum sufficient for the payment thereof set apart, for all past quarterly dividend periods, and after or concurrently with making payment of or provision for dividends on the stock ranking senior to the Common Stock for the then current quarterly dividend period.

              2. Distribution of Assets. In the event of any liquidation, dissolution or winding up of the Company, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of its Common Stock, after there shall have been paid to or set aside for the holders of the stock ranking senior to the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Company available for distribution to its stockholders. The Board of Directors, by vote of a majority of the members thereof, may distribute in kind to the holders of the Common Stock such remaining assets of the Company, or may sell, transfer or otherwise dispose of all or any of the remaining property and assets of the Company to any other corporation or other purchaser and receive payment therefor wholly or partly in cash or property, and/or in stock of any such corporation, and/or in obligations of such corporation or other purchaser, and may sell all or any part of the consideration received therefor and distribute the same or the proceeds thereof to the holders of the Common Stock.

              3. Voting Rights. Subject to the voting rights expressly conferred under prescribed conditions upon the stock ranking senior to the Common Stock, the holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes."

SECTION 2.    Consent to Amend HL&P Articles of Incorporation.  Pursuant to
Section 4.2(b) of the Merger Agreement, NorAm hereby consents (i) to the proposed amendment of HL&P's Restated Articles of Incorporation whereby a class of Preference Stock, without par value, consisting of 10,000,000 authorized shares would be created, which Preference Stock would rank junior to HL&P's preferred stock, (ii) to the designation of a series of Preference Stock, the Series A Preference Stock, the shares of which series will be purchasable upon the exercise of the HL&P Stock Purchase Rights (as defined in the Merger Agreement), and to the establishment of the terms, preferences, limitations and relative rights of the Series A Preference Stock, and (iii) to the proposed amendment of HL&P's Restated Articles of Incorporation whereby the two-thirds vote required by the Texas Business Corporation Act in connection with (w) certain plans of merger, consolidation or exchange, (x) certain dispositions of assets, (y) dissolution and (z) certain amendments to HL&P's Restated Articles of Incorporation would be amended to require only the approval of a majority of HL&P's shareholders entitled to vote on such matters.

SECTION 3.    Miscellaneous.

              (a) Except as expressly set forth in Section 1, all the provisions of the Merger Agreement are hereby ratified and confirmed by all the parties and shall remain in full force and





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effect.  All references in the Merger Agreement to "this Agreement" shall be read as references to the Merger Agreement, as amended by this Amendment.

              (b) This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

              (c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.





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              IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.



                           HOUSTON INDUSTRIES INCORPORATED


                           By:  /s/ Don D. Jordan
                                ----------------------------------------
                                Don D. Jordan
                                Chairman, Chief Executive Officer and President



                           HOUSTON LIGHTING & POWER COMPANY


                           By:  /s/ Don D. Jordan
                                ----------------------------------------
                                Don D. Jordan
                                Chairman, Chief Executive Officer and President



                           HI MERGER, INC.


                           By:  /s/ Don D. Jordan
                                ----------------------------------------
                                Don D. Jordan
                                Chairman, Chief Executive Officer and President



                           NORAM ENERGY CORP.


                           By:  /s/ T. Milton Honea
                                ----------------------------------------
                                T. Milton Honea
                                Chairman of the Board, President and
                                   Chief Executive Officer





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